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                     October 13, 2020

       Wei Sun
       Chief Financial Officer
       TD Holdings, Inc.
       Room 104, No. 33 Section D,
       No. 6 Middle Xierqi Road,
       Haidian District, Beijing, China 100085

                                                        Re: TD Holdings, Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2019
                                                            Filed May 29, 2020
                                                            File No. 001-36055

       Dear Ms. Sun:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Finance